UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 10, 2015

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 10, 2015, Messrs. Sanjay Khosla, Allen Lenzmeier and Hatim Tyabji notified the Board of Directors (the “Board”) of Best Buy Co., Inc. ("Best Buy" or the "registrant") of their decision not to stand for re-election to the Board at the next Regular Meeting of Shareholders scheduled to be held on June 9, 2015 (the “2015 Meeting”) and to resign from the Board and all committees of the Board on which each of them serve, as described below, to be effective at the conclusion of the 2015 Meeting. The Board has accepted the resignations from Mr. Khosla, Mr. Lenzmeier and Mr. Tyabji.

Mr. Tyabji has served as a director since April 1998 and as our Chairman since June 2012. He is also the chairman of the Audit Committee. Mr. Tyabji indicated that he declined to stand for re-election for personal reasons and did not indicate that he had any disagreements with the registrant.

Mr. Khosla has served as a director since October 2008 and is a member of the Compensation and Human Resources Committee and a member of the Finance and Investment Policy Committee. Mr. Khosla indicated that he declined to stand for re-election for personal reasons and did not indicate that he had any disagreements with the registrant.

Mr. Lenzmeier has served as a director since March 2013 and is a member of the Finance and Investment Policy Committee. Mr. Lenzmeier indicated that he declined to stand for re-election for personal reasons and did not indicate that he had any disagreements with the registrant.

Mr. Lenzmeier was appointed to the Board as part of the registrant’s agreement with Mr. Richard Schulze, as described in Current Report on Form 8-K filed March 25, 2013, in which Mr. Schulze was entitled to nominate two directors for appointment to the Best Buy Board until he reaches the age of 75 (which will occur in January 2016). Mr. Schulze informed the registrant that he will not be nominating a new candidate to replace Mr. Lenzmeier at the 2015 Meeting.

The information set forth in item 5.02(c) below is incorporated by reference into this item 5.02(b).

(c) On April 10, 2015, the Board also appointed Mathew Watson, age 44, as its principal accounting officer with the title of Vice President, Finance - Controller and Chief Accounting Officer, effective immediately. This role was previously held by Ms. Sharon McCollam, our Chief Administrative and Financial Officer. Mr. Watson has served in the role of Vice President, Finance - Controller since February 2014. Prior to that role, he was Vice President - Finance, Domestic Controller from July 2013 to February 2014. Mr. Watson was also Senior Director, External Reporting and Corporate Accounting from February 2010 to July 2013 and Director, External Reporting and Corporate Accounting beginning in February 2007.

There is no family relationship between Mr. Watson and any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer. There is no arrangement or understanding between Mr. Watson and any other person pursuant to which Mr. Watson was appointed as the principal accounting officer of the registrant. Mr. Watson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Watson has not entered into any material plan, contract, arrangement or amendment in connection with his appointment as Best Buy’s principal accounting officer.

Item 8.01	Other Events.

On April 10, 2015, the Board appointed Hubert Joly, the registrant’s President and Chief Executive Officer and a director, to serve as Chairman of the Board, effective upon Mr. Tyabji’s retirement at the conclusion of the registrant’s 2015 Meeting. The Board also appointed Mr. Russell Fradin to serve as Lead Independent Director, effective upon Mr. Tyabji’s retirement.

The Board also approved several changes to the membership of the committees of the Board, to be effective June 9, 2015 following the 2015 Meeting. Mr. David Kenny was appointed the chairman of the Audit Committee. Mr. Kenny was also appointed to serve as a member of the Compensation and Human Resources Committee and will no longer be a member of the Nominating, Corporate Governance and Public Policy Committee.

A news release announcing the upcoming resignations of Messrs. Khosla, Lenzmeier and Tyabji and appointments of Messrs. Joly and Fradin was issued on April 13, 2015, and is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K. A copy of Mr. Tyabji’s letter to the registrant and its shareholders, received in conjunction with his retirement, is filed herewith as Exhibit 99.2 to this Current Report on Form 8-K. Best Buy’s Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
99.1
News release issued April 13, 2015. Any internet address provided in this release is for information purposes only and is not intended to be a hyperlink. Accordingly, no information at any internet address is included herein.

99.2	Correspondence received April 13, 2015 from Hatim A. Tyabji to the registrant and its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: April 13, 2015	By:	/s/ KEITH J. NELSEN
Keith J. Nelsen
Executive Vice President, General Counsel and Secretary